Exhibit 99.1

Material Sciences Corporation 2200 East Pratt Blvd. Elk Grove Village, IL 60007 847/439-2210

COMPANY CONTACT:	MEDIA CONTACT:

James M. Froisland	Katie Wood
Senior Vice President, Chief Financial Officer,	Edelman
Chief Information Officer and Corporate Secretary	312/240-2827
847/718-8020

FOR IMMEDIATE RELEASE

TUESDAY, OCTOBER 10, 2006

MATERIAL SCIENCES CORPORATION ANNOUNCES

SECOND QUARTER FISCAL 2007 RESULTS

ELK GROVE VILLAGE, IL, OCTOBER 10, 2006 – Material Sciences Corporation (NYSE: MSC), a leading provider of material-based solutions for acoustical and coated applications, today reported results for the second quarter of fiscal 2007, ended August 31, 2006.

Net sales for the second quarter were $67.3 million, a decline of nine percent from sales of $74.0 million in the second quarter of fiscal 2006. Net income for the quarter was $2.7 million, or 19 cents per diluted share, more than double net income of $0.9 million, or six cents per diluted share, in the comparable period last year.

“Significant reductions in the production schedules of our automotive customers during the second quarter negatively affected sales of automotive vehicles that contain our Quiet Steel® acoustical products,” said Clifford D. Nastas, chief executive officer for Material Sciences. “However, despite the sales decline, our lean manufacturing and quality improvement initiatives implemented last year, combined with higher scrap prices, enabled us to sustain gross profit.”

“The domestic automotive manufacturers that are our largest customers are expected to maintain reduced production schedules through the balance of this fiscal year. We will have better clarity once they finalize their production schedules for the next six months.

“To lessen our reliance on the domestic automotive industry, we continue efforts to diversify our business by expanding our customer base and entering new sectors. Based on feedback from prospective customers, our investment in the Application Research Center will be a very important asset in our quest to penetrate new market segments,” Nastas added.

Results of Continuing Operations – Second Quarter Sales, Gross Profit and Income

In the first quarter of 2007, the Company began reporting sales under two types of applications, acoustical and coated, to better reflect its business mix. Electronic products sales are reported as acoustical sales when sold for disk drive applications and as coated sales when sold for all other electronic applications.

Acoustical material sales decreased 11.4 percent to $31.9 million from $36.0 million during the second quarter of fiscal 2006, primarily due to overall softness in the domestic automotive industry. Weakness in the automotive industry has led to a significant reduction in automobile sales and production, which, in turn, has reduced the demand for body panel laminate. Sales in the brake market declined 20.7 percent, mainly due to an inventory adjustment at one of our biggest customers in the aftermarket brake segment. Sales into the original equipment brake market increased reflecting our improved ability to solve noise issues quickly through the Application Research Center. Disk drive sales were down versus the second quarter of fiscal 2006 due to a change in disk drive design methodology at our largest customer in this sector.

Coated sales declined 6.8 percent in the second quarter to $35.4 million compared with $38.0 million in the prior period. Gas tank sales were impacted by softness in the auto industry, particularly a decline in the sale of sport utility vehicles. Lost business and general market fluctuations impacted appliance/HVAC sales during the quarter.

“Our investment in upgrading our coating commercial team combined with improvements in product quality have really helped offset the loss of the simulated stainless film product, which contributed $4.1 million of sales in the second quarter of fiscal 2006,” Nastas added.

Despite lower sales, gross profit in the second quarter increased to $13.3 million from $13.0 million in the second quarter of fiscal year 2006. Gross profit as a percent of sales increased to 19.8 percent of sales versus 17.6 percent of sales in the comparable period, a result of the quality improvement initiatives the company implemented in fiscal 2006, an increase in scrap prices, and a gain recorded on a raw material contract. These positive trends were partially offset by continued increases in the cost of certain raw materials compared with the prior year period. Gross profit was also negatively affected by changes in the Company’s product mix, and higher variable labor and overhead costs such as wages, variable energy costs and production supplies.

Selling, general and administrative expenses were $8.6 million in the second quarter, a slight decline from $9.2 million in last year’s quarter. The decrease is mainly due to the collection of a $0.3 million account receivable in the second quarter of fiscal 2007 that had previously been written off and environmental expenses of $0.5 million that were recorded in the second quarter of fiscal 2006, which did not repeat this year. These favorable expenses were partially offset by increased management incentive accruals of approximately $0.6 million in fiscal 2007.

Income from continuing operations for the second quarter was $2.7 million, or 19 cents per diluted share, compared with income from continuing operations of $2.0 million, or 14 cents per diluted share, last year.

Results of Discontinued Operations for the Quarter

As previously announced, the Company’s Electronic Materials & Devices (EMD) business was sold to TouchSensor Technologies on June 20, 2005, and the Company reports EMD as a discontinued operation in all periods presented. Management believes any future costs associated with the conclusion of EMD operations will be insignificant to the Company’s financial statements. The Company had no discontinued operations activity for EMD during the second quarter of fiscal 2007. However, the Company recorded losses on discontinued operations for EMD of $1.2 million, net of income taxes, in the second quarter of fiscal 2006.

Conference Call

Material Sciences will host a conference call to review the second quarter fiscal 2007 results on October 12, 2006, at 9:00 a.m. Central Daylight Time. Clifford D. Nastas, chief executive officer, and James M. Froisland, senior vice president, chief financial officer, chief information officer and corporate secretary, will discuss the Company’s recent financial performance and respond to questions from the financial community.

The Company invites interested investors to listen to the presentation, which will be carried live on the Internet at the Company’s Web site: http://www.matsci.com. A replay of the call will be available on the site for the following 30 days. Those who wish to listen should go to the Web site several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event, or download the correct applications at no charge.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated applications. MSC uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems, overcoming technical barriers and enhancing performance. MSC differentiates itself on the basis of its strong customer orientation and knowledge of materials combined with the offer of specific value propositions that define how it will create and share economic value with its customers. The Company’s stock is traded on the New York Stock Exchange under the symbol MSC.

This news release contains forward-looking statements that are based on current expectations, forecasts and assumptions. MSC cautions the reader that the following factors could cause its actual outcomes and results to differ materially from those stated or implied in the forward-looking statements: impact of changes in the overall economy; changes in the business environment, including the transportation, building and construction, electronics and durable goods industries; competitive factors, including domestic and foreign competition for both acoustical and coated applications as well as changes in industry capacity; the Company’s ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations adopted under them; changes in laws, regulations, policies or other activities of governments, agencies or similar organizations (including the ruling under Section 201 of the Trade Act of 1974); the stability of governments and business conditions inside and outside of the U.S., which may affect a successful penetration of the Company’s products; acts of war or terrorism; acceptance of brake damping materials, engine components and body panel laminate parts by customers in North America and Europe; the successful operation of the Application Research Center; increases in the prices of raw and other material inputs used by the Company, as well as availability; the loss, or changes in the operations, financial condition or results of operations, of one or more of the Company’s significant customers; the impact of future warranty expenses; environmental risks, costs, recoveries and penalties associated with the Company’s past and present manufacturing operations; and other factors, risks and uncertainties identified in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended February 28, 2006, filed with the Securities and Exchange Commission on May 19, 2006 and as amended on May 23, 2006 and the Company’s quarterly report on Form 10-Q for the quarter ended August 31, 2006, filed with the Securities and Exchange Commission on October 10, 2006.

Additional information about Material Sciences is available at www.matsci.com.

MATERIAL SCIENCES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended August 31,		Six Months Ended August 31,
	2006	2005	2006	2005
Net Sales	$67,313	$73,975	$143,077	$147,403
Cost of Sales	54,012	60,961	116,685	119,315

Gross Profit	13,301	13,014	26,392	28,088
Selling, General and Administrative Expenses	8,588	9,154	17,198	18,005
Restructuring Expenses	14	52	592	248

Income from Operations	4,699	3,808	8,602	9,835

Other (Income) and Expense:
Interest (Income) Expense, Net	(268)	29	(394)	45
Equity in Results of Joint Venture	(32)	(65)	(56)	(118)
Other, Net	(39)	—	(63)	—

Total Other Income, Net	(339)	(36)	(513)	(73)

Income from Continuing Operations Before Provision for Income Taxes	5,038	3,844	9,115	9,908
Provision for Income Taxes	2,318	1,809	4,141	4,324

Income from Continuing Operations	2,720	2,035	4,974	5,584
Loss on Discontinued Operations (Net of Benefit for Income Taxes of $0, $707, $0 and $1,204, Respectively)	—	(1,150)	—	(1,960)

Net Income	$2,720	$885	$4,974	$3,624

Basic Net Income Per Share:
Income from Continuing Operations	$0.19	$0.14	$0.34	$0.38
Loss on Discontinued Operations	—	(0.08)	—	(0.13)

Basic Net Income Per Share	$0.19	$0.06	$0.34	$0.25

Diluted Net Income Per Share:
Income from Continuing Operations	$0.19	$0.14	$0.34	$0.38
Loss on Discontinued Operations	—	(0.08)	—	(0.13)

Diluted Net Income Per Share	$0.19	$0.06	$0.34	$0.25

Weighted Average Number of Common Shares Outstanding Used for Basic Net Income Per Share	14,655	14,641	14,689	14,634
Dilutive Shares	5	52	8	45

Weighted Average Number of Common Shares Outstanding Plus Dilutive Shares	14,660	14,693	14,697	14,679

MATERIAL SCIENCES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	August 31, 2006	February 28, 2006
Assets
Current Assets:
Cash and Cash Equivalents	$11,400	$13,600
Receivables, Less Reserves of $3,848 and $5,264, Respectively	33,890	36,419
Income Taxes Receivable	373	2,687
Prepaid Expenses	2,062	1,234
Inventories	51,844	40,058
Deferred Income Taxes	2,599	2,599
Current Assets of Discontinued Operation - EMD	—	4

Total Current Assets	102,168	96,601

Property, Plant and Equipment	239,516	233,606
Accumulated Depreciation and Amortization	(165,823)	(160,468)

Net Property, Plant and Equipment	73,693	73,138

Other Assets:
Investment in Joint Venture	2,235	2,153
Goodwill	1,319	1,319
Deferred Income Taxes	254	813
Other	521	544

Total Other Assets	4,329	4,829

Total Assets	$180,190	$174,568

Liabilities
Current Liabilities:
Accounts Payable	$33,440	$30,492
Accrued Payroll Related Expenses	5,179	5,877
Accrued Expenses	6,662	5,896
Current Liabilities of Discontinued Operation - EMD	6	467
Current Liabilities of Discontinued Operation - Pinole Point Steel	121	216

Total Current Liabilities	45,408	42,948

Long-Term Liabilities:
Other	9,450	9,748

Total Long-Term Liabilities	9,450	9,748

Shareowners’ Equity
Preferred Stock	—	—
Common Stock	380	378
Additional Paid-In Capital	78,923	78,573
Treasury Stock at Cost	(48,757)	(46,528)
Retained Earnings	93,105	88,131
Accumulated Other Comprehensive Income	1,681	1,318

Total Shareowners’ Equity	125,332	121,872

Total Liabilities and Shareowners’ Equity	$180,190	$174,568

MATERIAL SCIENCES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended August 31,
	2006	2005
Cash Flows From:
Operating Activities:
Net Income	$4,974	$3,624
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	5,332	5,847
Provision for Deferred Income Taxes	756	3,761
Compensatory Effect of Stock Plans	114	203
Other, Net	(56)	(118)
Changes in Assets and Liabilities:
Receivables	2,631	3,961
Income Taxes Receivable	2,314	(136)
Prepaid Expenses	(821)	(858)
Inventories	(11,631)	(8,204)
Accounts Payable	4,581	5,402
Accrued Expenses	(171)	(6,539)
Other, Net	(292)	212

Net Cash Provided by Continuing Operations	7,731	7,155
Net Cash Provided by (Used in) Discontinued Operations	(552)	1,464

Net Cash Provided by Operating Activities	7,179	8,619

Investing Activities:
Capital Expenditures	(7,513)	(3,165)

Net Cash Used in Investing Activities	(7,513)	(3,165)

Financing Activities:
Payments of Long-Term Debt	—	(20,100)
Proceeds under Line of Credit	—	19,000
Purchases of Treasury Stock	(2,080)	—
Issuance of Common Stock	238	450

Net Cash Used in Financing Activities	(1,842)	(650)

Effect of Exchange Rate Changes on Cash	(24)	(4)

Net Increase (Decrease) in Cash	(2,200)	4,800
Cash and Cash Equivalents at Beginning of Period	13,600	1,774

Cash and Cash Equivalents at End of Period	$11,400	$6,574